CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.


         Specialized Health Products International, Inc., a corporation duly organized and existing under the General corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation the Corporation be amended by restating "Article Eighth" thereto, to read in its entirety as follows:

                  "AMENDMENT. Except as otherwise provided in this Certificate of Incorporation, the provisions of this Certificate of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of the Corporation, duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF,  said Corporation has caused this certificate to be signed by J. Clark Robinson, its authorized officer, this _____ day of December, 1996.



                                         By    /s/ J. Clark Robinson
                                           --------------------------
                                               Secretary